QUITCLAIM TRANSFER OF TITLE AND CLAIMS

In consideration of common stock and options from Concentric Energy Corp (“Concentric”) and other valuable consideration including salary, Ralph W. Kettell, II hereby confirms that he has agreed to:

1. transfer to Concentric all title and claims in his possession or under his control relating to the Anderson Mine in Yavapai County Arizona by this instrument, to the extent permitted by law, and to take such other steps as may be required to cause such title and claims to be transferred or otherwise vested in Concentric, free and clear; and

2. execute any additional supporting documentation to effect the transfer or such title and claims to Concentric, or to otherwise vest such title and claims in Concentric, as may be requested by Concentric, at any time during ten years from the date hereof.

This Instrument will governed by the laws of the State of Nevada. The complete understanding of Kettell and Concentric is expressed in this document, which replaces a handwritten document dated on or about December 15, 2006. To the extent permitted by law, it is intended that the transactions contemplated by this Instrument be effective as of December 15, 2006.

Executed by:
	Dated:	04/13/07

/s/ Ralph Kettell
Ralph W. Kettell, II
3537 Spencerville Rd.
Suite #4
Burtonsville, MD 20866

STATE OF Maryland )
) ss.
County of  Montgomery)

On 04/13/07, before me, Nidhi K. Shah, a notary public in and for said State, personally appeared RALPH W. KETTELL, II, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name is/are subscribed to the within instrument(s) and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies) and that by his/her/their signature on the instrument, the person(s), or the entity(ies) upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Nidhi K. Shah

Notary Public